Exhibit 3.1

CERTIFICATE OF DETERMINATION OF PREFERENCES AND RIGHTS OF
SERIES H CONVERTIBLE PREFERRED STOCK

OF

Spescom Software Inc.

a California corporation

The undersigned, Keith Stentiford and John Low certify that:

1.             They are the duly acting President and Secretary, respectively, of Spescom Software Inc., a corporation organized and existing under the Corporations Code of the State of California (the “Corporation”).

2.             Pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, and pursuant to the provisions of Section 401 of Title 1 of the Corporations Code of the State of California, said Board of Directors, pursuant to a meeting held October 14, 2005, adopted a resolution establishing the rights, preferences, privileges and restrictions of, and the number of shares comprising, the Corporation’s Series H Convertible Preferred Stock, which resolution is as follows:

RESOLVED, that a series of Preferred Stock in the Corporation, having the rights, preferences, privileges and restrictions, and the number of shares constituting such series and the designation of such series, set forth below be, and it hereby is, authorized by the Board of Directors of the Corporation pursuant to authority given by the Corporation’s Articles of Incorporation.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a new series of Preferred Stock as follows:

(a)           Determination.  The series of Preferred Stock is hereby designated Series H Convertible Preferred Stock (the “Series H Preferred Stock”).  The par value of each share of Series H Preferred Stock shall be $0.01.

(b)           Authorized Shares.  The number of authorized shares constituting the Series H Preferred Stock shall be Two Thousand Four Hundred Fifty (2,450) shares of such series.

(c)                                  Dividend.

(i)            Commencing on the date of issuance of the Series H Preferred Stock and continuing until the date that a registration statement for the underlying shares of common stock of the Corporation into which the Series H Preferred Stock may be converted hereunder (the “Registration Statement”) is deemed effective by the Securities and Exchange Commission (the “SEC”) the Corporation shall pay on each outstanding share of Series H Preferred Stock out of funds legally available therefor a monthly dividend (the “Dividend”), at an annual rate equal to the product of multiplying (i) $1,000.00 per share (the “Series H Purchase Price”), by six and three-quarters percent (6.75%).  The Dividend shall be payable monthly in arrears on the last day of each month based on the numbers of shares of Series H Preferred Stock outstanding as of the first (1st) day of such month. The holder of the Series H Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

(ii)           All dividends payable on the Series H Preferred Stock shall be paid in cash to the extent permitted by applicable California law, and otherwise shall be paid in shares of Common Stock.  In the event that the Board determines that any dividend accrued hereunder shall be paid in shares of Common Stock, the total number of shares to be issued shall equal the nearest whole number of shares (rounded up) obtained by dividing the amount of the dividend to be paid by the Market Price (as hereinafter defined) as of the date on which such dividend is declared by the Board of Directors.

(d)                                 Liquidation Preference.

(i)            Preference upon Liquidation, Dissolution or Winding Up.  In the event of any dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of each outstanding share of Series H Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to shareholders, an amount equal to the greater of (A) an amount equal to the Series H Purchase Price (as adjusted for any stock splits, stock dividends or recapitalizations of the Series H Preferred Stock) and any declared but unpaid dividends on such shares, and (B) the amount such holders would be entitled to receive had such holders converted such shares of Series H Preferred Stock into shares of Common Stock in accordance with paragraph (g) hereof immediately prior to such distribution (but disregarding for the purposes of the calculation of the number of shares of Common Stock into which such Series H Preferred Stock would be convertible the limitation set forth in paragraph (g)(i) hereof or any other limitation upon the number of shares of Common Stock which provides that a holder thereof may not beneficially own more than 9.99% of the Corporation’s then-outstanding Common Stock) before any payment shall be made to the holders of the Common Stock, or any other stock of the Corporation ranking junior to the Series H Preferred Stock with regard to any distribution of assets upon liquidation, dissolution or winding up of the Corporation.  The holders of the Series H Preferred Stock shall be entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon. If, upon any liquidation, dissolution or winding up of the Corporation, the assets to be distributed to the holders of the Series H Preferred Stock shall be insufficient to permit payment to such shareholders of the full preferential amounts aforesaid, then all of the assets of the Corporation available for distribution to shareholders shall be distributed to the holders of Series H Preferred Stock. Each holder of the Series H Preferred Stock shall be entitled to receive that portion of the assets available for distribution as the number of outstanding shares of Series H Preferred Stock held by such holder bears to the total number of shares of Series H Preferred Stock.  Such payment shall constitute payment in full to the holders of the Series H Preferred Stock upon the liquidation, dissolution or winding up of the Corporation.  After such payment shall have been made in full, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of the holders of Series H Preferred Stock, so as to be available for such payment, such holders of Series H Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation.

(ii)           Consolidation, Merger and Other Corporate Events.  A consolidation or merger of the Corporation (except into or with a subsidiary corporation) or a sale, lease, mortgage, pledge, exchange, transfer or other disposition of all or substantially all of the assets of the Corporation or any reclassification of the stock of the Corporation (other than a change in par value or from no par to par, or from par to no par or as the result of an event described in subsection (iv), (v), (vi) or (vii)  of paragraph (g)), shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph (d), provided, however, in the case of a merger, if (a) the Corporation is the surviving entity, (b) the Corporation’s shareholders hold a majority of the shares of the surviving entity, and (c) the Corporation’s directors hold a majority of the seats on the board of directors of the surviving entity, then such merger shall not be regarded as a liquidation, dissolution or winding up within the meaning of this paragraph (d).  In no event shall the issuance of new classes of stock, whether senior, junior or on a parity with the Series H Preferred Stock, or any stock splits, be deemed a “reclassification” under or otherwise limited by the terms hereof.

(iii)          Distribution of Cash and Other Assets.  In the event of a liquidation, dissolution or winding up of the Corporation resulting in the availability of assets other than cash for distribution to the holders of the Series H Preferred Stock, the holders of the Series H Preferred Stock shall be entitled to a distribution of cash and/or assets equal to the value of the liquidation preference stated in subsection (i) of this paragraph (d), which valuation shall be made solely by the Board of Directors, and provided that such Board of Directors was acting in good faith, shall be conclusive.

(iv)          Distribution to Junior Security Holders.  After the payment or distribution to the holders of the Series H Preferred Stock of the full preferential amounts aforesaid, the holders of Series H Preferred Stock shall have no further rights in respect of such Series H Stock which shall become null and void, and the holders of the Common Stock then outstanding, or any other stock of the Corporation ranking as to assets upon liquidation, dissolution or winding up of the Corporation junior to the Series H Preferred Stock, shall be entitled to receive ratably all of the remaining assets of the Corporation.

(v)           Preference; Priority.  References to a stock that is “senior” to, on a “parity” with or “junior” to other stock as to liquidation shall refer, respectively, to rights of priority of one series or class of stock over another in the distribution of assets on any liquidation, dissolution or winding up of the Corporation. The Series H Preferred Stock shall be senior to the Common Stock of the Corporation and senior to any subsequent series of Preferred Stock issued by the Corporation.

(e)                                  Redemption Right.

(i)            Subject to the provisions of the California General Corporation Law and to any other applicable restrictions on the right of a corporation to redeem its own shares, all of the outstanding shares of Series H Preferred Stock shall be redeemed by the Corporation upon the vote not later than June 30, 2006, of the holders of at least two thirds of the then-outstanding shares of Series H Preferred Stock, but only if such vote occurs after April 30, 2006 and on or before June 30, 2006, and only if the Corporation has not entered into a binding agreement to consummate a consolidation, merger, or other corporate event as described in paragraph (d)(ii) above on or before April 30, 2006.  Such vote shall specify a redemption date that shall not be less than sixty (60) days after the vote and after written notice of that vote is provided to the Corporation.

(ii)           Upon redemption, the Corporation shall pay for each share of Series H Preferred Stock redeemed an amount in cash equal to $1000 per share, plus an amount equal to all dividends thereon declared but unpaid on the date fixed for redemption.  The total amount payable per share is hereinafter referred to as the “redemption price” below.

(iii)          At least ten (10) days’ previous notice by mail, postage prepaid, shall be given to the holders of record of the Series H Preferred Stock to be redeemed as of the date of mailing or as of a record date lawfully fixed.  Such notice shall be addressed to each such shareholder at the address of that holder appearing on the books of the Corporation or given by that holder to the Corporation for the purpose of notice, or if no such address appears or is so given, at the place where the principal office of the Corporation is located.  The notice shall state the date fixed for redemption, the redemption price, the then current conversion price and the date of termination of the right to convert and shall call upon that holder to surrender to the Corporation on the date fixed and at the place designated in the notice the holder’s certificate or certificates representing the shares to be redeemed if those shares are certificated.  On or after the date fixed for redemption and stated in that notice, each holder of Series H Preferred Stock called for redemption shall, if those shares are certificated, surrender the certificate evidencing the shares to the Corporation at the place designated in the notice and shall thereupon be entitled to receive payment of the redemption price.  If the notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available to pay the redemption price, then, notwithstanding that the certificates evidencing any Series H Preferred Stock so called for redemption shall not have been surrendered, any dividends with respect to the shares so called for redemption shall cease to accrue after the date fixed for redemption and all rights with respect to the shares so called for redemption shall after that date cease and terminate, except only the right of the holders to receive the redemption price without interest upon surrender of their certificates, if those shares of Series H Preferred Stock are certificated.

(iv)          If, on or prior to any date fixed for redemption of shares of Series H Preferred Stock, the Corporation deposits, with any bank or trust company in California, as a trust fund:

(A)          a sum sufficient to redeem, on the date fixed for redemption, the shares called for redemption;

(B)           in the case of the redemption of any uncertificated securities, an officer’s certificate (as defined below) setting forth the holders thereof, registered on the books of the Corporation and the number of shares held by each; and

(C)           irrevocable instructions and authority to the bank or trust company to give the notice of redemption (or to complete the giving of notice if commenced) and to pay, on or after the date fixed for redemption or prior thereto, the redemption price of the shares to their respective holders upon the surrender of their share certificates, in the case of uncertificated securities, then from and after the date of deposit (although prior to the date fixed for redemption), the shares so called shall be redeemed and dividends on those shares shall cease to accrue after the date fixed for redemption.  “Officer’s certificate” as used in the preceding sentence means a certificate signed and verified by the Chairman of the Board or the President or any Vice President, and by the Secretary, the Chief Financial Officer, the Treasurer, or any assistant secretary or assistant treasurer of the Corporation.  The deposit shall constitute full payment of the shares to their holders and from and after the date of the deposit the shares shall no longer be outstanding and the holders thereof shall cease to be shareholders with respect to those shares and shall have no rights with respect to them except the right to receive from the bank or trust company payment of the redemption price of the shares without interest, upon the surrender of their certificates if the shares redeemed are certificated and without surrender if the shares redeemed are uncertificated and the right to convert those shares as provided herein at any time up to but not after the close of business on the fifth day prior to the date fixed for redemption of those shares.  Any moneys so deposited on account for the redemption price of Series H Preferred Stock converted after the making of the deposit shall be repaid to the Corporation immediately upon the conversion of the Series H Preferred Stock.  Any interest accrued on any funds so deposited shall be the property of, and paid to, the Corporation.  If the holders of Series H Preferred Stock so called for redemption shall not, at the end of six years from the date fixed for redemption, have claimed any funds so deposited, the bank or trust company shall thereupon pay over to the Corporation the unclaimed funds, and the bank or trust company shall thereafter be relieved of all responsibility to those holders, and those holders shall look only to the Corporation, for payment of the redemption price.

(f)                                    Voting Rights.

(i)            Except as otherwise required by law, the holders of shares of Series H Preferred Stock shall not have the right to vote on matters that come before the shareholders.  If, however, the holders have exercised their redemption right in accordance with paragraph (e) above, but the Corporation does not have sufficient funds available to redeem the Series H Preferred Stock in accordance with the California General Corporation Law, then the holders of Series H Preferred Stock as a class shall be entitled to elect the smallest number of directors constituting a majority of the authorized number of directors, and the holders of Common Stock as a class shall be entitled to elect the remaining members of the Board of Directors.

(ii)           At any time after the voting power to elect a majority of the Board of Directors shall have become vested in the holders of the Series H Preferred Stock as provided in this paragraph (f), the Secretary of the Corporation may, and upon the request of the record holders of at least fifty percent (50%) of the shares of Series H Preferred Stock then outstanding addressed to the Secretary at the principal executive office of the Corporation shall, call a special meeting of the holders of the Series H Preferred Stock and the holders of the Common Stock for the election of directors, to be held at the place and upon the notice provided in the Bylaws of the Corporation for the holding of annual meetings.  If the requested meeting shall not be so called within sixty (60) days after personal service of the request, or within fifteen (15) days after the mailing of the same by registered mail within the United States of America, then a person designated by the record holders of at least fifty percent (50%) of the Series H Preferred Stock then outstanding may call such a special meeting at the place and upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation.  At any meeting so called or at any annual meeting held while the holders of the Series H Preferred Stock have the voting power to elect a majority of the Board of Directors, the holders of a majority of the then outstanding Series H Preferred Stock, present in person or by proxy, shall be sufficient to constitute a quorum for the election of directors as herein provided.  The terms of office of all persons who are directors of the Corporation at the time of the meeting shall terminate upon the election at the meeting by the holders of the Series H Preferred Stock of the number of directors they are entitled to elect, and the persons so elected as directors by the holders of the Series H Preferred Stock, together with the persons, if any, elected as directors by the holders of the Common Stock, shall constitute the duly elected directors of the Corporation.  In the event the holders of the Common Stock fail to elect the number of directors which they are entitled to elect at the meeting, the resulting vacancies may be filled by the directors who are elected.

(iii)          Whenever the voting rights of the holders of the Series H Preferred Stock shall cease as provided in this paragraph (f), the term of office of all persons who are at the time directors of the Corporation shall terminate upon the election of their successors by the holders of the Common Stock.

(g)                                 Conversion Rights.  The holders of Series H Preferred Stock will have the following conversion rights:

(i)            Right to Convert.  Subject to and in compliance with the provisions of this paragraph (f), any issued and outstanding shares of Series H Preferred Stock may, at the option of the holder, be converted at any time or from time to time into fully paid and non-assessable shares of Common Stock at the conversion rate in effect at the time of conversion, determined as provided herein; provided, that a holder of Series H Preferred Stock may at any given time convert only up to that number of shares of Series H Preferred Stock so that, upon conversion, the aggregate beneficial ownership of the Corporation’s Common Stock (calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of such holder and all persons affiliated with such holder is not more than 9.99% of the Corporation’s Common Stock then outstanding.

(ii)           Mechanics of Conversion.  Before any holder of Series H Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Common Stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the number of shares of Series H Preferred Stock being converted.  Thereupon, the Corporation shall promptly issue and deliver at such office to such holder of Series H Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series H Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(iii)          Conversion Price.  The number of shares into which one share of Series H Preferred Stock shall be convertible shall be determined by dividing the Series H Purchase Price by the then existing Conversion Price (as set forth below) (the “Conversion Ratio”).  The “Conversion Price” per share for the Series H Preferred Stock shall be equal to eighty-five percent (85%) of the Market Price (as defined below and subject to adjustment as described below), rounded to the nearest ten-thousandth; provided, however, that subject to the provisions of the next sentence, in no event shall the Conversion Price exceed $0.40 per share (the “Ceiling Price”), or be less than the Floor Price (as defined below) on the date the holder of the shares to be converted submits the notice of conversion set forth in paragraph (f)(ii) above.  The Floor Price and Ceiling Price shall be further adjusted upon the occurrence of any event in paragraph (f) (iv)-(vi).

For purposes hereof, the “Floor Price” at any specific time shall be determined as follows:

(A)          If at such time, the aggregate gross revenues of the Company during the last four fiscal quarters for which revenues have been reported by the Company in any press release issued or document filed with the Securities and Exchange Commission prior to such time (the “Trailing Four Quarters Revenues”) is equal to or less than $5,000,000, the Floor Price shall be $0.0725 per share;

(B)           If at any such time, the Trailing Four Quarters Revenues is more than $5,000,000 and less than or equal to $7,000,000, the Floor Price shall be $0.10 per share; and

(C)           If at any such time, the Trailing Four Quarters Revenues is greater than $7,000,000, the Floor Price shall be $0.16 per share.

The “Market Price” shall equal the volume weighted average price of the Corporation’s Common Stock during the 5 immediately preceding trading days (which may include trading days prior to the original issue date), provided, that such 5 trading day period shall be extended by the number of trading days during such period on which (i) trading in the Corporation’s Common Stock is suspended by, or not traded on, the OTC Bulletin Board or a subsequent market on which the common stock is then traded, or (ii) after the date of Registration Statement is declared effective by the SEC, the prospectus included in the Registration Statement may not be used by the holder for resale of underlying shares of common stock, is suspended by, or not traded on, the OTC Bulletin Board or a subsequent market on which the common stock is then listed, or (iii) after the date the Registration Statement is declared effective by the SEC, the prospectus included in the Registration Statement for the underlying shares may not be used by the holder for the resale of underlying shares of common stock (provided such inability to use the prospectus is not (a) caused by the holder (b) as a result of the Company’s filing of post-effective amendments to the Registration Statement or (c) the termination of the Company’s obligation to use reasonable efforts to maintain the effectiveness of the Registration Statement in accordance with the terms hereof).

For purposes of illustration only, using the Ceiling Price of $0.40 per share, if the Market Price is $0.60 at time of conversion, the Conversion Ratio will be $1,000.00/$0.40, allowing the 2,450 shares of Series H Preferred Stock to be converted into 6,125,000 shares of Common Stock.

If an Event of Default occurs, as defined in the Subscription Agreement for the Series H Preferred Stock, the Conversion Price shall be reduced to seventy-five percent (75%) of the Market Price, provided, however, that in no event shall the Conversion Price exceed the Ceiling Price, or be less than the Floor Price.

(iv)          Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time, or from time to time after the date shares of the Series H Preferred Stock are first issued (the “Original Issue Date”), effect a subdivision of the outstanding Common Stock, the Floor Price and Ceiling Price in effect immediately prior thereto shall be proportionately decreased, and conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Floor Price and Ceiling Price then in effect immediately before the combination shall be proportionately increased.  Any adjustment under this paragraph (f)(iv) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(v)           Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time, or from time to time after the Original Issue Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Floor Price and Ceiling Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Floor Price and Ceiling Price then in effect by a fraction:

(A)          the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(B)           the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Floor Price and Ceiling Price shall be recomputed accordingly as of the close of business on such record date and thereafter, the Floor Price and Ceiling Price shall be adjusted pursuant to this paragraph (f)(v) as of the time of actual payment of such dividends or distributions.

(vi)          Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of such Series H Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series H Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this paragraph (f) with respect to the rights of the holders of the Series H Preferred Stock.

(vii)         Adjustment for Reclassification Exchange or Substitution.  If the Common Stock issuable upon the conversion of the Series H Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this paragraph (f)), then and in each such event the holder of each share of Series H Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series H Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(viii)        Reorganization, Mergers, Consolidations or Sales of Assets.  If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this paragraph (f)) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series H Preferred Stock shall thereafter be entitled to receive upon conversion of such Series H Preferred Stock, the number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale.  In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph (f) with respect to the rights of the holders of the Series H Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this paragraph (f) (including adjustment of the Floor Price and Ceiling Price then in effect and the number of shares purchasable upon conversion of the Series H Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(ix)           Sale of Common Stock or Securities Convertible Into Common Stock. In the event, after the date upon which the Series H Preferred Stock is first issued, the Corporation sells Common Stock or other securities convertible into or exercisable for Common Stock at a per share price, exercise price or conversion price lower than the Conversion Price then in effect (other than (1) shares issued in connection with an acquisition of the securities, assets or business of another company, joint ventures, licensing, leasing, commercial credit arrangements and strategic partnering arrangements, (2) stock options granted at a price not below fair market value on the grant date to employees, officers, directors and consultants, (3) shares of Common Stock issued upon conversion of the Series H Preferred Stock authorized herein, and (4) shares issued as a dividend or distribution on Series H Preferred or any event for which adjustment is made pursuant to sections g(iv), g(v), and g(vi) hereof), such securities to be defined as “Additional Shares of Common Stock”), then and in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price determined by multiplying the Conversion Price that would otherwise be in effect in accordance with Section (g)(iii) hereof, by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; and provided further that for purposes of this subsection (iv), all shares of Common Stock issuable upon conversion of outstanding Series H Preferred Stock and outstanding evidences of indebtedness, shares (other than the Series H Preferred Stock and Common Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock or exercise of outstanding rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or any such securities convertible into or exchangeable for Common Stock, shall be deemed to be outstanding.

(x)            Certificate of Adjustment.  In each case of an adjustment or readjustment of the Floor Price and Ceiling Price or the securities issuable upon conversion of the Series H Preferred Stock, the Corporation shall compute such adjustment or readjustment in accordance herewith and the Corporation’s Chief Financial Officer shall prepare and sign a certificate showing such adjustment or readjustment, and shall mail such certificate by first class mail, postage prepaid, to each registered holder of the Series H Preferred Stock at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

(xi)           Notices of Record Date.  In the event of (A) any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (B) any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation or any transfer of all or substantially all of the assets of the Corporation to any other corporation, entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series H Preferred Stock at least 10 days prior to the record date specified therein, a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (3) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares, of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

(xii)          Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series H Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay the holder of the fractional share an amount of cash equal to the fraction times the fair value of one share of Common Stock.

(xiii)         Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock,

solely for the purpose of effecting the conversion of the shares of the Series H Preferred Stock, Thirty Three Million Seven Hundred Ninety Three Thousand One Hundred Four (33,793,104) shares of Common Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series H Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(xiv)        Notices. Any notice required by the provisions of this paragraph (f) to be given to the holders of shares of Series H Preferred Stock shall be deemed given (A) if deposited in the United States mail, postage prepaid, or (B) if given by any other reliable or generally accepted means (including by facsimile or by a nationally recognized overnight courier service), in each case addressed to each holder of record at his address (or facsimile number) appearing on the books of the Corporation.

(xv)         Payment of Taxes.  The Corporation will pay all transfer taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series H Preferred Stock.

(xvi)        No Dilution or Impairment.  The Corporation shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, without the approval of a majority of the then outstanding Series H Preferred Stock.

(h)           No Re-issuance of Preferred Stock.  Any shares of Series H Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be canceled, retired and eliminated from the shares of Series H Preferred Stock that the Corporation shall be authorized to issue.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth in the Articles of Incorporation or in any Certificate of Determination creating a series of Preferred Stock or any similar stock or as otherwise required by law.

(i)            Severability.  If any right, preference or limitation of the Series H Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

3.             The number of authorized shares of Preferred Stock of the Corporation is 1,000,000, and the number of shares of Series H Stock, none of which has been issued, is 2,450.

Each of the undersigned declares under penalty of perjury that the matters set out in the foregoing Certificate are true of his own knowledge.  Executed at San Diego, California, on this 25th day of October, 2005.

/s/ Keith Stentiford
Keith Stentiford, President

/s/ John W. Low
John W. Low, Secretary